Exhibit 99.1

Hudson Pacific Properties, Inc. Announces Exercise of Underwriters’

Option to Purchase Additional Shares

Announces Closing of New $200 Million Credit Facility

Los Angeles, CA, July 1, 2010 – Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced the exercise of the underwriters’ over-allotment option to purchase an additional 1,920,000 shares of the Company’s common stock at a price per share of $17.00. The over-allotment option was granted in connection with the Company’s initial public offering of 12,800,000 shares, which priced on June 23, 2010.

Total gross proceeds from the public offering and the concurrent private placement were $270.2 million. Of the total, $217.6 million was from the public offering of common stock, $32.6 million was from the exercise of the over-allotment option and $20.0 million was from a private placement investment by Victor J. Coleman, the Company’s Chairman and Chief Executive Officer, and certain investment funds affiliated with Farallon Capital Management, L.L.C.

The Company intends to use the proceeds to repay debt, fund acquisitions and for general corporate and working capital purposes.

BofA Merrill Lynch, Barclays Capital and Morgan Stanley were the joint book-running managers for the offering. Wells Fargo Securities, BMO Capital Markets and KeyBanc Capital Markets acted as co-managers.

In addition, the Company also announced that it has entered into a new, three-year $200 million secured revolving credit facility with a group of lenders. An affiliate of Barclays Capital will act as administrative agent and joint lead arranger, and affiliates of BofA Merrill Lynch will act as syndication agent and joint lead arranger. The credit facility is expected to bear interest at LIBOR plus 325 to 400 basis points, depending on the Company’s leverage ratio, and LIBOR is subject to a floor of 1.50%. The Company intends to use this facility principally to fund acquisitions, redevelop and expand current properties, refinance existing debt, and for other general corporate purposes.

A copy of the final prospectus related to the offering was filed with the Securities and Exchange Commission and can be obtained by contacting BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, or by email at prospectus.requests@ml.com; Barclays Capital, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-888-603-5847, or by email at barclaysprospectus@broadridge.com; or Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014, or by email at prospectus@morganstanley.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered shares, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This offering is being made solely by means of a prospectus. The shares issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s investment strategy is focused on high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics. These markets include Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company’s portfolio includes eight properties totaling approximately 2.0 million square feet, strategically located in many of the Company’s target markets. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2010.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus relating to this offering, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Casey & Sayre

Karen Diehl

(310) 473-8090

kdiehl@cswpr.com